Filed pursuant to 424(b)(3)

Registration No. 333-184126

INDUSTRIAL PROPERTY TRUST INC.

SUPPLEMENT NO. 3 DATED SEPTEMBER 30, 2015

TO THE PROSPECTUS DATED AUGUST 19, 2015

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Industrial Property Trust Inc., dated August 19, 2015 (the “Prospectus”), as supplemented by Supplement No. 1, dated September 8, 2015 and Supplement No. 2, dated September 29, 2015. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Additional Form of Subscription Agreement

The subscription agreement attached to this Supplement is hereby added as Appendix F to the Prospectus. The subscription agreement may be used by stockholders of Industrial Income Trust Inc. (“IIT”) who want to invest the initial cash distribution that they will receive in connection with IIT’s liquidity event into shares of our common stock.

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Subscription Agreement for Rollover of
Investor Name	Industrial Income Trust Liquidity Proceeds

Industrial Income Trust Inc. (“IIT”) recently announced its entry into a merger agreement pursuant to which IIT will effect a liquidity event (the “IIT Liquidity Event”), expected to close no later than November 16, 2015. At the closing of the IIT Liquidity Event, IIT’s stockholders will receive a cash distribution as consideration for their shares (the “IIT Liquidity Proceeds”).

This subscription agreement (this “Agreement”) may be used to invest any IIT Liquidity Proceeds you receive as a result of your investment in IIT into Industrial Property Trust Inc. (“IPT”). If you instead elect to receive your IIT Liquidity Proceeds by check, you do not need to take any further action and may discard this Agreement. If you elect to invest in IPT, you must complete and sign this Agreement in its entirety and your financial representative must sign and complete Section 11 (Broker/Dealer).

Investing in shares of IPT involves a high degree of risk. You should purchase shares using your IIT Liquidity Proceeds only if you can afford a complete loss of your investment. These risks include, among others:

•	Payment of distributions is uncertain and cannot be guaranteed;

•	An investment in IPT is not liquid;

•	Results obtained from an investment in IIT are not a guarantee of a favorable result from an investment in IPT;

•	IPT is sponsored and advised by affiliates of IIT’s sponsor, but is a separate legal entity from IIT and has a different strategy and portfolio of investments than IIT;

•	The IIT Liquidity Event is a taxable transaction for IIT’s stockholders, other than IRA Accounts, and if you invest all of your IIT Liquidity Proceeds in IPT, you will be required to use funds other than the IIT Liquidity Proceeds to pay the taxes due as a result of the IIT Liquidity Event. The IIT Liquidity Proceeds are not taxable to IRA Accounts.

See the “Risk Factors” section of the IPT prospectus enclosed herewith for a description of other potential risks of investing in IPT.

1. ACCOUNT INFORMATION (SSN or TIN Required)

Investor Name

SSN/TIN*

*If SSN/TIN is not provided, you must include a completed and signed Form W-9.

Account Number or Brokerage Account Number

State of Sale

2. INVESTMENT AMOUNT AND METHOD (check all that apply)

Please complete this section to redirect your IIT Liquidity Proceeds towards the purchase of shares in IPT.

a. ☐ I wish to invest all of my IIT Liquidity Proceeds in IPT*. $	(expected to be current IIT shares x $10.56)

b. ☐ I will send $	by check (attached) or wire to IPT

c. ☐ I have enclosed the IIT Liquidity Proceeds check I received in the amount of $	and have endorsed it over to IPT

* In order to elect this option, this Agreement must be completed in full and received by IPT’s transfer agent in good order at least three (3) days prior to the closing of the IIT Liquidity Event.

3. SPECIAL INSTRUCTION FOR SECTIONS 5, 6 and 8

•  If your type of ownership and account information for your investment in IPT should be identical to your type of ownership and account information registered with IIT, please check the following box: ☐

If you checked the box above, Sections 5 (Type of Ownership), 6 (Subscriber Information) and 8 (Bank of Brokerage Account Information) of this Agreement do not need to be completed. Any information written in those sections will be disregarded.

If you did not check the box above, your information currently registered with IIT will be discarded and you will need to complete the Agreement in full, including Sections 5 (Type of Ownership), 6 (Subscriber Information) and 8 (Bank of Brokerage Account Information).

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Subscription Agreement for Rollover of
Investor Name	Industrial Income Trust Liquidity Proceeds

4. ACCOUNT TYPE

This Subscription Agreement is for Class A shares and Class T shares. Please consult with your financial advisor regarding the account type and commissions structure of your investment and check one of the following options. The prospectus of Industrial Property Trust Inc. as amended and supplemented as of the date hereof (the “Prospectus”) contains additional information regarding the different share classes.

☐	Account Type 1: Share Class A (check if applicable)

☐ Volume Discount

☐ Net of commission (only available in certain circumstances. Please refer to the Plan of Distribution in the prospectus for eligibility.)

☐	Account Type 2: Share Class T
5. TYPE OF OWNERSHIP - Do not complete if you checked the box in Section 3.

	Non-Custodial Ownership		Custodial Ownership

☐ ☐	Individual Ownership — One signature required. Transfer on Death — Fill out Transfer on Death Form to effect designation. (Available through your financial advisor)	☐ ☐ ☐	Traditional IRA — Custodian signature required in section 10. Roth IRA — Custodian signature required in section 10. Decedent IRA — Custodian signature required in section 10.
☐	Joint Tenants with Rights of Survivorship — All parties must sign.		Name of Deceased
☐	Community Property — All parties must sign.	☐	Simplified Employee Pension/Trust (SEP)
☐ ☐	Tenants in Common — All parties must sign. Corporate Ownership — Authorized signature required. Include copy of corporate resolution. ☐ S-Corp ☐ C-Corp ☐ LLC	☐ ☐	Governmental Pension or Profit-Sharing Plan — Custodian signature required in section 10. Non-Governmental Pension or Profit-Sharing Plan — Custodian signature required in section 10.

☐	Governmental Qualified Pension Plan and Profit-Sharing Plan (Non-custodian)	☐	Uniform Gift to Minors Act — Custodian signature required in section 10.

☐	Non-Governmental Qualified Pension Plan and Profit-Sharing Plan (Non-custodian)		State of Custodian for

☐	Partnership Ownership — Authorized signature required. Include copy of partnership agreement.	☐	Other (Specify)

☐	Estate — Personal representative signature required.

(Required for custodial ownership accounts.)

	Name of Executor		Name of Custodian, Trustee or Other Administrator
Include a copy of the court appointment dated within 90 days.
Trust Accounts			Mailing Address
☐	Taxable Trust Include a copy of the first and last page of the trust.		City	State	ZIP
Custodian Information — To be completed by Custodian listed above.
☐	Tax-Exempt Trust Include a copy of the first and last page of the trust.
☐	Other (Specify)		Custodian Tax ID #

Custodian Account #

	Name of Trustee		Custodian Telephone #
Include a copy of the first and last page of the plan, as well as Trustee information

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Subscription Agreement for Rollover of
Investor Name	Industrial Income Trust Liquidity Proceeds

6. SUBSCRIBER INFORMATION - Do not complete if you checked the box in Section 3.	☐ Employee or Affiliate of Advisor of Industrial Property Trust

Investor	Co-Investor

Investor Social Security/Taxpayer ID #	Co-Investor Social Security/Taxpayer ID #

Birth Date/Articles of Incorporation (MM/DD/YY)	Co-Investor Birth Date (MM/DD/YY)

Brokerage Account Number	Home Telephone	E-mail Address

Residence Address (no P.O. Box)

Street Address	City	State	ZIP

Mailing Address* (if different from above)

Street Address	City	State	ZIP

* If the co-investor resides at another address, please attach that address to the Subscription Agreement.

Please Indicate Citizenship Status	☐ U.S. Citizen	☐ Resident Alien	☐ Non-Resident Alien

7. DISTRIBUTIONS

	Non-Custodial Ownership	Custodial Ownership

☐	I prefer to participate in the Distribution Reinvestment Plan (DRP).	☐	I prefer to participate in the Distribution Reinvestment Plan (DRP).
	In the event that the DRP is not offered for a distribution, your distribution will be sent by check to the address in section 6.		In the event that the DRP is not offered for a distribution, your distribution will be sent to your Custodian for deposit into your Custodial account cited in section 5.
☐	I prefer that my distribution be deposited directly into the account listed in section 8.	☐	I prefer that my distribution be sent to my Custodian for deposit into my Custodial account cited in section 5.

☐	I prefer that my distribution be paid by check and sent to the address in section 6.

8. BANK OR BROKERAGE ACCOUNT INFORMATION - Do not complete if you checked the box in Section 3.

Name of Financial Institution

Street Address	City	State	ZIP

Name(s) on Account

ABA Numbers/Bank Account Number	Account Number

☐ Checking (Attach a voided check.)	☐ Savings (Attach a voided deposit slip.)	☐ Brokerage

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Subscription Agreement for Rollover of
Investor Name	Industrial Income Trust Liquidity Proceeds

9. SUITABILITY (required)

Please separately initial each of the representations below. In the case of joint investors, each investor must initial. Except in the case of fiduciary accounts, you may not grant any person power of attorney to make such representations on your behalf. In order to induce the Company to accept this subscription, I (we) hereby represent and warrant that:		Investor	Co-Investor

a)	I have (we have) received a copy of the final Prospectus at least five business days before signing this agreement.	(a) Initials	Initials

b)	I am (we are) purchasing shares for my (our) own account and acknowledge that the investment is not liquid.	(b) Initials	Initials

c)	I (we) hereby authorize the Company, upon occurrence of a Liquidity Event (as defined in the Company’s Prospectus), to share with the Registered Representative’s firm listed in section 11 the identification number that is assigned to my (our) securities account at the transfer agent’s custodian bank in order to facilitate potential transfer of my securities from the transfer agent to the Registered Representative’s firm. Please initial if you agree.	(c) Initials	Initials

d)	I (we) have (i) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more; or (ii) a net worth (exclusive of home, home furnishings and automobiles) of at least $70,000 AND had during the last tax year, or estimate that I (we) will have during the current tax year, a minimum of $70,000 annual gross income; or (iii) that I (we) meet the higher suitability requirements imposed by my (our) state of primary residency as set forth in the Prospectus under “Suitability Standards.” I (we) acknowledge that these suitability requirements can be met by myself or the fiduciary acting on my (our) behalf.	(d) Initials	Initials

e)	If I am (we are) a Kansas investor, I (we) have (i) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more; or (ii) a net worth (exclusive of home, home furnishings and automobiles) of at least $70,000 AND a minimum of $70,000 gross income in the last 12 months. I (we) acknowledge that these suitability requirements can be met by myself (ourselves) or the fiduciary acting on my (our) behalf.	(e) Initials	Initials

f)	If I am (we are) a resident of AL, CA, IA, KS, KY, MA, ME, NJ, NM, ND, OH, OR or TN. I (we) meet the higher suitability requirements imposed by my (our) state of primary residency as set forth in the Prospectus under “Suitability Standards.” I (we) acknowledge that these suitability requirements can be met by myself (ourselves) or the fiduciary acting on my (our) behalf.	(f) Initials	Initials

g)	If the investor is a partnership, limited liability company, or other corporate entity, each equity owner of such entity meets, on an individual basis, the suitability standards set forth in the “Suitability Standards” section of the Prospectus, including any higher state-specific requirements as applicable to such equity owner.	(g) Initials	Initials

h)	If I am (we are) an Alabama resident, I (we) have a liquid net worth of at least 10 times my investment in the shares of Industrial Property Trust and other similar public, illiquid direct participation programs.	(h) Initials	Initials

i)	If I am (we are) a California resident, I (we) have either: (i) a net worth (excluding the value of an investor’s home, furnishings and automobiles) of at least $250,000; or (ii) an annual gross income of at least $85,000 and a net worth (excluding the value of an investor’s home, furnishings and automobiles) of at least $150,000. In addition, I (we) have a net worth of at least ten times my (our) investment in the shares of Industrial Property Trust.	(i) Initials	Initials

j)	If I am (we are) an Iowa resident, I (we) have either: (i) a minimum net worth of $350,000 (exclusive of home, auto and furnishings); or (ii) a minimum of annual gross income of $85,000 and a net worth of $100,000 (exclusive of home, auto and furnishings). In addition, my (our) total investment in the shares of Industrial Property Trust or any of its affiliates, and the shares of any other non-exchange-traded REIT, cannot exceed 10% of my (our) liquid net worth. “Liquid net worth” for purposes of this investment shall consist of cash, cash equivalents and readily marketable securities.	(j) Initials	Initials

k)	If I am (we are) a Kansas resident, I am (we are) limiting my (our) aggregate investment in the securities of the Company and other similar programs to no more than 10% of my (our) liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with United States generally accepted accounting principles.	(k) Initials	Initials

l)	If I am (we are) a Kentucky resident, I (we) shall not invest more than 10% of my (our) liquid net worth (cash, cash equivalents and readily marketable securities) in the Company’s shares or the shares of the Company’s affiliates’ non-publicly traded real estate investment trusts.	(l) Initials	Initials

m)	If I am (we are) a New Jersey resident, my (our) investment in this offering and similar direct participation programs shall not exceed 10% of my (our) liquid net worth. For this purpose, “liquid net worth” is defined as that portion of an investor’s net worth (total assets minus total liabilities) that consists of cash, cash equivalents and readily marketable securities.	(m) Initials	Initials

n)	If an affiliate of the Company or its advisor, Industrial Property Advisors LLC, I (we) represent that the shares are being purchased for investment purposes only and not for immediate resale.	(n) Initials	Initials

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Subscription Agreement for Rollover of
Investor Name	Industrial Income Trust Liquidity Proceeds

10. SUBSCRIBER SIGNATURES

I (we) declare that the information supplied is true and correct and may be relied upon by the Company. I (we) acknowledge and agree that the terms of this Subscription Agreement include only those terms on the Subscription Agreement and those specifically required to complete the Subscription Agreement. Any additional terms added to the Subscription Agreement by hand or otherwise are void and of no effect. The terms of the offering set forth in the Prospectus cannot be altered by this Subscription Agreement.

TAXPAYER IDENTIFICATION NUMBER CERTIFICATION (required)

The investor signing below, under penalties of perjury, certifies that 1) the number shown in the Investor Social Security/Taxpayer ID # field on the cover page of this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and 2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and 3) I am a U.S. person (including a resident alien). NOTE: You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

I acknowledge that the Registered Representative (broker of record) indicated in the section below will have full access to my account information, including, but not limited to, the number of shares I own, tax information (including the Form 1099), redemption information, and my social security number and other personal identifying information. Investors may change the broker of record at any time by contacting the Company’s transfer agent, DST Systems, Inc.

Signature of Investor or Trustee	Signature of Co-Investor or Trustee, if applicable	Date

Signature of Custodian

11. BROKER/DEALER — To be completed by the Registered Representative (RR).

The Broker/Dealer (B/D) or authorized representative must sign below to complete the order. The undersigned confirms by its signature, on behalf of the Broker/Dealer, that he or she is duly licensed and may lawfully sell shares of common stock in the state designated as the investor’s legal residence. The undersigned confirms by its signature, on behalf of the Broker/Dealer, that it (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has verified that the form of ownership selected is accurate and, if other than individual ownership, has verified that the individual executing on behalf of the investor is properly authorized and identified; (iii) has discussed such investor’s prospective purchase of shares with such investor; (iv) has advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares; (v) has delivered or made available a current Prospectus and related supplements, if any, to such investor; and (vi) has reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The Broker/Dealer agrees to maintain records of the information used to determine that an investment in shares is suitable and appropriate for the investor for a period of six years. The undersigned further represents and certifies, on behalf of the Broker/Dealer, that in connection with this subscription for shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm’s existing Anti-Money Laundering Program and Customer Identification Program.

The undersigned confirms that the investor(s) meet the suitability standards set forth in the Prospectus and that the suitability provisions in section 9 of this form have been discussed with the investor(s), if applicable, for their state of residence.

Name of Registered Representative			Broker/Dealer Name	Telephone Number

Mailing Address			Home Officer Mailing Address

City	State	ZIP	City	State ZIP

B/D Rep #	Registered Representative’s Telephone Number	Registered Representative’s E-mail Address

Signature – Registered Representative	Signature – Broker/Dealer (if applicable)

No sale of shares may be completed until at least five business days after you receive the final Prospectus. You will receive a confirmation of your purchase. All items on the Subscription Agreement must be completed in order for a subscription to be processed. Subscribers should read the Prospectus in its entirety. If an investor participating in the Distribution Reinvestment Plan or making additional investments in shares experiences a material adverse change in the investor’s financial condition or can no longer make the representations and warranties set forth in section 9, Industrial Property Trust requests that the investor promptly notify Industrial Property Trust and the investor’s Broker/Dealer in writing.

Please mail completed Subscription Agreement (with all signatures) and check(s) payable to:
Industrial Property Trust Inc.

Direct Overnight Mail:	P.O. Box:
Dividend Capital	Dividend Capital
C/O DST Systems Inc.	P.O. Box 219079
430 W. 7th Street, Suite 219079	Kansas City, MO 64121-9079
Kansas City, MO 64105

Dividend Capital — Industrial Property Trust Contact Information:
Phone	Web Site	E-mail
866.DCG.REIT (324.7348)	industrialpropertytrust.com	operations@dividendcapital.com

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